Results of Annual Stockholder Meeting held on March 8, 2012
1.) 	Election of Directors - The stockholders of the Fund elected
James J. Lightburn and Joe O. Rogers as Class I directors to serve for a term expiring on the date on which the annual meeting of stockholders is held in 2015.
   For 			Withheld
James J. Lightburn 		13,147,253 		4,380,838
Joe O. Rogers 		13,115,382 		4,412,709

2.) 	Approval of the proposed Investment Advisory and Management
Agreement and the proposed Direct Investment Management Agreement between the Fund and RCM Asia Pacific Limited.
For 		Against 	Abstain 	Non-votes
3,919,554 	7,747,335 	228,464 	5,632,738

Results of Special Stockholder Meeting held on April 5, 2012 and Adjourned Session of the Special Stockholders Meeting held on
April 6, 2012
1.) 	Approval of the proposed Investment Advisory and Management
Agreement and the proposed Direct Investment Management Agreement between the Fund and RCM Asia Pacific Limited.
For 		Against 	Abstain 	Non-votes
8,544,711 	4,067,207 	99,526 	0
Attachment 77C Submission of matters to a vote of security holders